Exhibit 99.1

Peter Scott to Join HCP as Executive Vice President and Chief Financial Officer

IRVINE, Calif., Jan. 23, 2017 /PRNewswire/ — HCP (NYSE:HCP) today announced that Peter Scott will join the company as Executive Vice President and CFO, effective February 13, 2017. Mr. Scott succeeds Tom Herzog who was appointed Chief Executive Officer in January 2017.

“On behalf of our Board, Executive Chairman Mike McKee and the rest of the management team, I am excited to welcome Pete to HCP, ” said Tom Herzog, the CEO of HCP. “We know Pete well. We have worked closely with him and have consistently been impressed with his work ethic, insights and analytical skills. His deep health care real estate, capital markets and transaction experience are highly complementary to the executive team we have assembled.”

“I am greatly looking forward to joining HCP,” said Mr. Scott. “Having worked extensively with Mike, Tom and the rest of the leadership team, I saw firsthand the exceptional quality of HCP’s professionals. I believe the company is well positioned to create value for all its stakeholders. I am excited to leverage my experience to help the company achieve its near and long-term goals.”

Mr. Scott joins HCP following a 15-year career in real estate investment banking. He currently serves as a Managing Director in the Real Estate Banking group at Barclays, where he has spent the majority of his career. Mr. Scott also has held investment banking positions with Credit Suisse and Lehman Brothers. He graduated with a Bachelor of Science from the Wharton School at the University of Pennsylvania. He has provided advisory and capital markets expertise to clients across the real estate industry, with a focus on the health care REIT sector, including HCP. Most recently he advised HCP on the spin-off of its skilled nursing assets to Quality Care Properties.

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Contact

Andrew Johns

Vice President – Finance and Investor Relations

(949) 407-0400

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